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                             CHANGE OF CONTROL AGREEMENT



This change of control agreement (the "Agreement") is made effective as of November 1, 1998 by and between PAULA FINANCIAL, a Delaware corporation (the "Company"), and Jeffrey A. Snider ("Employee").

                                      WITNESSETH

WHEREAS, if certain corporate transactions were proposed or pending, such potential transactions could result in distractions to Employee's performance at a critical period; and

WHEREAS, Employee and Company wish to enter into this Agreement in order to provide security to Employee as a means of maintaining performance under such circumstances;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Company and Employee agree as follows:

1.   TERM.

     1.1 The term of this Agreement (the "Term") shall commence on November 1, 1998 and shall be for three years, subject to earlier termination in accordance with the provisions of Section 4 hereinbelow. Beginning on November 1, 1998 and on each day thereafter, the Term shall automatically be extended for an additional day, unless the Company notifies Employee in writing that it does not wish to further extend the Term.

2.   POSITION AND TITLE.

     2.1 The Company on behalf of itself and its affiliates and subsidiaries currently employs Employee as Chairman of the Board of Directors, President and Chief Executive Officer.

     2.2 Employee shall devote substantially all of his efforts on a full-time basis to the business and affairs of the Company and shall not engage in any business or perform any services in any capacity whatsoever adverse to the interests of the Company.

     2.3 Employee shall at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties of his position.


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3.   COMPENSATION.

     3.1 As of the date of this Agreement, Employee's annual base salary is $360,000. Employee's base salary and performance shall be reviewed periodically at intervals approved by the Executive Compensation Committee of the Board of Directors of the Company (the "Committee"), and Employee's base salary may be increased from time to time based on merit or such other considerations as the Committee may deem appropriate.

4.   TERMINATION OF EMPLOYMENT.

     For purposes of this Agreement, a Termination Without Cause shall exist if Employee is terminated by the Company for any reason except:

          (1) Intentional conduct or action by Employee which, in the opinion of a majority of the Board of Directors (the "Board"), is materially harmful to the Company;

          (2) Willful failure by Employee to follow an order of the Board, except in a case where the Employee reasonably believes in good faith that following such order would be materially detrimental to the interests of the Company; or

          (3)  Employee's conviction of a felony.

     Additionally, if (a) Employee's annual base salary is reduced below the amount stated in Paragraph 3.1 hereinabove (unless such reduction is part of an across the board reduction affecting all executive officers of the Company), (b) Employee is removed from or denied participation in incentive plans, benefit plans, or perquisites generally provided by the Company to other executive officers, (c) Employee's target incentive opportunity, benefits or perquisites are reduced relative to other executive officers, (d) Employee is assigned duties or obligations inconsistent with his position with the Company, (e) Employee is required to relocate to an area outside the Metropolitan Los Angeles area, or (f) there is a material reduction in Employee's position (status, offices, titles, or reporting requirements), duties or responsibilities or a significant change in the nature and scope of Employee's authority or his overall working environment, such event shall be considered a Termination Without Cause.

5.   CHANGE OF CONTROL.

     5.1 Employee shall be entitled to the benefits set forth in this Section 5 in the event:

     (i) a Change of Control of the Company occurs at any time during the Term of this Agreement; AND

     (ii)  Employee is Terminated Without Cause within a period of twenty-four
     (24) months following the date of such Change of Control:


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          (1)  The Company shall pay Employee a lump-sum severance amount within thirty (30) days following his Termination Without Cause equal to the sum of (a) three (3) times the higher of the Employee's annual base salary at the time of Termination Without Cause or the annual base salary stated in Paragraph 3.1 hereinabove, and
               (b) one (1) times the target annual bonus of Employee for the fiscal year in which such Termination Without Cause occurs.

          (2) The Company shall provide for Employee to receive medical, dental, life, and disability insurance coverage for three (3) years following his Termination Without Cause at levels and a net cost to Employee comparable to that provided to Employee immediately prior to Employee's Termination Without Cause. The Company shall also provide Employee with the use of the automobile then provided to him under the same terms as then in force for three (3) years following his Termination Without Cause.

          (3) The Company shall pay for Employee's use of an executive office with secretarial support in premises outside of Company facilities for a period of six (6) months following his Termination Without Cause.

5.2 All stock options, restricted stock and other stock based awards held by Employee which are not then fully vested shall become 100% vested upon his Termination Without Cause if the Termination Without Cause occurs within a period of twenty-four (24) months following the date of a Change of Control.

5.3 If it is determined that any payment, distribution or benefit made or provided by the Company to Employee pursuant to this Agreement (determined without regard to any additional payments required pursuant to this sentence) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then upon such determination the Employee shall be entitled to receive with respect to each Payment an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

5.4 As used herein, the term "Change of Control" shall mean any of the following events:

          (W) any date upon which the directors of the Company who were nominated by the Board for election as directors cease to constitute a majority of the directors of the Company;

          (X) the date of the first public announcement that any person or entity, together with all Affiliates and Associates (as such capitalized terms are defined


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          in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such person or entity, shall have become the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company representing 50% or more of the voting power of the Company (a "50% Stockholder"), provided, however, that the terms "person" and "entity," as used in this clause (Y), shall not include (1) the Company or any of its subsidiaries, (2) any employee benefit plan of the Company or any of its subsidiaries, including the Company s Employee Stock Ownership Plan, or (3) any entity holding voting securities of the Company for or pursuant to the terms of any such plan;

          (Y) a reorganization, merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the reorganization, merger or consolidation will not own more than fifty percent (50%) of the outstanding voting shares of the continuing or surviving entity immediately after such reorganization, merger or consolidation; or

          (Z) a sale of all or substantially all of the assets of the Company to an entity the voting securities of which are not then owned at least fifty percent (50%) by the holders of the voting securities of the Company immediately prior to the closing of the transaction.

5.5 Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts and benefits payable to Employee under any provisions of this Agreement, and the amounts and benefits payable under this Agreement shall not be offset by any amounts or benefits which Employee earns from any other employment or services. Notwithstanding the foregoing, in the event that Employee actually receives group medical, dental, disability and/or life insurance benefits from a subsequent employer, the Company shall not be required to provide such benefits to Employee to the extent that the benefits which would be provided by the Company would be redundant.

6.   COVENANTS.

     6.1 Employee agrees that any and all confidential knowledge or information, including but not limited to customer lists, books, records, data, formulae, inventions, processes and methods, which have been or may be obtained or learned by Employee in the course of his employment with the Company, will be held confidential by Employee, and that Employee shall not disclose the same to any person outside of the Company either during his employment with the Company or after his employment by the Company has terminated.

     6.2 Employee agrees that, upon termination of his employment with the Company, he will immediately surrender and turn over to the Company all books, records, forms, and all other property belonging to the Company.


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7.   MISCELLANEOUS PROVISIONS.

     7.1 All terms and conditions of this Agreement are set forth herein, and there are no warranties, agreements or understandings, express or implied, except those expressly set forth herein.

     7.2 Any modifications to this Agreement shall be binding only if evidenced in writing signed by all parties hereto.

     7.3 Any notice or other communication required or permitted to be given hereunder shall be deemed properly given if personally delivered or deposited in the United States Mail, registered or certified and postage prepaid, addressed to the Company at 300 North Lake Avenue, Suite 300, Pasadena, CA 91101 or to Employee at his most recent home address on file with the Company, or at other such addresses as may from time to time be designated in writing by the respective parties.

     7.4 The laws of the State of California shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties involved.

     7.5 In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

     7.6 This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company and the personal representatives, heirs and legatees of Employee.


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     7.7  The term "Company" shall include, with respect to employment hereunder, any subsidiary or affiliate of the Company, as well as any successor employer following a Change of Control.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


PAULA FINANCIAL




BY:  /s/ John B. Clinton
     -------------------
     Chairman of the Executive Compensation Committee
     of the Board of Directors


EMPLOYEE




BY:  /s/ Jeffrey A. Snider
     ---------------------
     Jeffrey A. Snider


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